DODIE KENT
                                 Vice President
                          and Associate General Counsel
                                 (212) 314-3970
                                 (212) 707-1791

[AXA EQUITABLE -- MEMBER OF THE GLOBAL AXA GROUP LOGO]
LAW DEPARTMENT

                                                   April 22, 2008


AXA Equitable Life Insurance Company
1290 Avenue of the Americas
New York, NY  10104

Dear Sirs:

     This opinion is furnished in connection with the filing by AXA Equitable Life Insurance Company ("AXA Equitable") and Separate Account I of AXA Equitable ("Separate Account I") of the Form S-6 Registration Statement of AXA Equitable and Separate Account I under the Securities Act of 1933 (File No. 333-17633) and of the Registration Statement of Separate Account I under the Investment Company Act of 1940 ("1940 Act") included in the same Form S-6. The Registration Statement covers an indefinite number of units of interest ("Units") in Separate Account I.

     The Units are purchased with premiums received under individual modified premium variable whole life insurance policies (the "Policies"). As described in the supplement included in the Form S-6 Registration Statement, the Policies are primarily designed to provide for life insurance coverage of the insureds. Although the Policies are no longer being offered for sale, AXA Equitable will continue to collect premiums under the Policies. Net premiums received under the Policies are allocated by AXA Equitable to Separate Account I to the extent directed by owners of the Policies. Net premiums under other AXA Equitable variable life insurance policies will also be allocated to Separate Account I.

I have examined such corporate records of AXA Equitable and provisions of the New York Insurance Law as are relevant to authorization and issuance of the Policies and such other documents and laws as I consider appropriate. On the basis of such examination, it is my opinion that:

1. AXA Equitable is a corporation duly organized and validly existing under the laws of the State of New York.

2. Separate Account I was duly established pursuant to the provisions of New York Insurance Law.

3. The assets of Separate Account I are owned by AXA Equitable; AXA Equitable is not a trustee with respect thereto. Under New York law, the income, gains and losses, whether or not realized, from assets allocated to Separate Account I must be credited to or charged against such account, without regard to the other income, gains or losses of AXA Equitable.

4. The Policies provide that the portion of the assets of Separate Account I equal to the reserves and other contract liabilities with respect to Separate Account I shall not be chargeable with liabilities arising out of any other business AXA Equitable may conduct and that AXA Equitable reserves the right to transfer assets of Separate Account I in excess of such reserves and contract liabilities to the general account of AXA Equitable.

5. The Policies (including any Units credited thereunder) have been duly authorized and when issued in accordance with applicable regulatory approvals represent validly issued and binding obligations of AXA Equitable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ Dodie Kent
                                       -------------------
                                           Dodie Kent

cc:  Christopher Palmer, Esq.